Exhibit 99.2

FOR IMMEDIATE RELEASE

Investors & Media:
Julie D. Tracy
Sr. Vice President, Chief Communications Officer
Wright Medical Group, Inc.
(901) 290-5817 julie.tracy@wmt.com

Wright Medical Group, Inc. Issues $632.5 Million of Cash Convertible Senior Notes

MEMPHIS, Tenn. – February 13, 2015 - Wright Medical Group, Inc. (NASDAQ: WMGI) (the “Company”) today announced the closing of its previously announced offering of $632.5 million aggregate principal amount of cash convertible senior notes due 2020 (“the notes”), which includes the exercise in full of the initial purchasers’ over-allotment option. The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes bear interest at a rate of 2.00% per year and are payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2015. Prior to August 15, 2019, the notes will be convertible into cash at the option of the holder under certain conditions and, thereafter until the close of business on the business day immediately preceding the maturity date, at any time. The notes mature on February 15, 2020. The initial conversion rate for the notes is 32.3939 shares of the Company’s common stock per $1,000 principal amount of the notes. The notes would be subject to modifications if the Company’s pending merger with Tornier N.V. (“Tornier,” which will be known as Wright Medical Group N.V. (“Wright N.V.”) at and after the effective time of the Tornier merger) is consummated, including that upon consummation of the merger, Wright N.V. would fully and unconditionally guarantee the Company’s obligations under the indenture and the notes on a senior unsecured basis, and calculations and other determinations with respect to the notes relating to the Company’s common stock would instead be calculated or determined by reference to Wright N.V.’s ordinary shares.

In connection with the sale of the notes, the Company entered into privately negotiated cash convertible note hedge transactions and warrant transactions with certain financial institutions (the “option counterparties”) in order to reduce the net amount of cash payments that the Company may be required to make upon conversion of the notes to the extent that such cash payments exceed the principal amount of converted notes.

The net proceeds from the offering were approximately $613 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The Company used approximately $58 million to pay the cost of the cash convertible note hedge transactions (after such cost was partially offset by the proceeds to the Company from the sale of the warrants). The Company also used approximately $292 million of the net proceeds from the offering to repurchase approximately $240 million aggregate principal amount of the Company’s outstanding 2.00% cash convertible senior notes due 2017 in privately negotiated transactions.

About Wright Medical

Wright Medical Group, Inc. is a specialty orthopaedic company that provides extremity and biologic solutions that enable clinicians to alleviate pain and restore their patients’ lifestyles. The company is a recognized leader of surgical solutions for the foot and ankle market, one of the fastest growing segments in medical technology, and markets its products in over 60 countries worldwide.

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